EXHIBIT 99.1

                           The Bank of Newberry County


                                  NEWS RELEASE



William F. Steadman
President/CEO
803-276-2265

FOR IMMEDIATE RELEASE

THE BANK OF NEWBERRY COUNTY OPENS FOR BUSINESS

NEWBERRY, SC - The area's newest community bank to be established in several years opened its doors to the public Thursday, July 10, 1997.

William F. Steadman, President and Chief Executive Office of The Bank of Newberry County stated, "We are proud to be able to bring true hometown banking to this area. Banking is a relationship business built on service and trust and our employees bring a wealth of banking experience to this community bank and are anxious to begin serving the banking needs of Newberry County's citizens and businesses. It took tremendous dedication from the Directors, Officers and Employees to accomplish getting this bank open in approximately 12 months from the initial organizational meeting."

The Bank of Newberry County will operate a full service office at 999 Wilson Road, Newberry with office hours of 8:30 am to 5:00 pm Monday through Thursday and 8:30 am to 6:00 pm on Friday.

Steve Stockman, vice-president, extends a warm welcome to all to come by and get reacquainted with Willie Morris, Salley Huffstetler, Amy Burgess, Joan Kyzer, Anna Johanson and Kay Stewart. "We are looking forward to giving our former customers that personal service they came to expect from us and to building new banking relationships with those looking for a bank where decisions are made locally by people who care about their business."

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